EXHIBIT 10.1

May 10, 2006

Donald S. Baim, M.D.

Dear Don:

On behalf of Boston Scientific Corporation and its Executive Committee, we are very pleased to confirm our offer of employment to you. Your Boston Scientific title will be Senior Vice President, Chief Medical and Scientific Officer. You will report to Paul LaViolette, Chief Operating Officer. As part of this offer, we are recommending your nomination (subject to Board approval) as a member of Boston Scientific’s Executive Committee. We look forward to a productive and successful working relationship and to your formal acceptance of this offer of employment.

This letter, the enclosed Employee Agreement and Code of Conduct summarize our understanding of the terms of your employment and provide you the means to accept our offer as described.

SIGN-ON BONUS
Boston Scientific will provide you with a “one-time” signing bonus of $100,000 (gross amount), one half to be paid at the end of July 2006 and the remaining half at the end of January 2007. You must be employed by Boston Scientific to receive the sign-on bonus.

COMPENSATION
Through annual and long-term programs, Boston Scientific's compensation programs provide our employees with significant compensation opportunities on a pay for performance basis. The objective of these programs is to recognize and reward both individual and company performance.

Base Salary: Base gross salary for this position will be $19,230.77, currently payable bi-weekly, equivalent to $500,000 on an annualized basis. Your performance and compensation will generally be reviewed on an annual basis. The Boston Scientific performance year currently runs from January 1 through December 31 of each year. If your date of employment is on or before November 1, you are eligible to participate in the current year’s performance and compensation review based on your manager’s assessment of your performance. Any compensation change will be prorated based on your date of employment. If your date of employment is after November 1, your first performance and compensation review will occur in the following year.

Performance Incentive Plan: The Boston Scientific performance year currently runs from January 1 through December 31 of each year. The Performance Incentive Plan provides employees with the opportunity for a variable financial incentive in recognition of individual and company performance in a given year. If your date of employment is on or before November 1, you are eligible to participate in the annual Performance Incentive Plan beginning this year and any incentive payment will be prorated based on your date of employment. If your date of employment is after November 1, you are eligible to participate the following year under the terms of that plan. Per the current plan, your annual target incentive is 75% of base salary. Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals. However, in your case, you will receive a guaranteed minimum payment of $375,000 for 2006, reflecting a projected 100% individual and company performance. Under the current plan, you must be an active employee on December 31 of the then current year to be eligible for payment. A copy of the 2006 Performance Incentive Plan is enclosed for your information.

Executive Allowance Plan: As a member of the Executive Committee, you will be eligible to participate in the Boston Scientific Executive Allowance Plan. Under this Plan, you will receive $25,000 annually in lieu of certain other perquisites. This payment is subject to applicable withholdings and is typically payable in two equal installments of $12,500 each in the last pay periods of the months of June and December (except for 2006, which will be prorated). A copy of Boston Scientific’s Executive Allowance Plan is attached for your information.

Equity: As part of this offer of employment, we are also recommending that you be granted an option to purchase 50,000 shares of Boston Scientific common stock and given an award of 50,000 Deferred Stock Units (“DSUs”). The stock option grant and DSU award will be made pursuant to one of the Boston Scientific Long Term Incentive Plans. Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the company’s strategic and operating goals. The option grant, which must be submitted to the Compensation Committee for approval, will provide you with the opportunity to purchase shares of Boston Scientific common stock. The grant date and exercise price per share will be set on the later of your actual hire date or the date the recommendation is formally approved. The option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date. In all other respects the option grant will be subject to the provisions of the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement except that all options granted will fully vest in the event of (i) a company-initiated termination from employment for reasons other than cause or (ii) your decision to terminate your employment for good reason during the four-year vesting period. The DSU award, which must also be submitted to the Compensation Committee for approval, gives you the right to receive shares of Boston Scientific common stock (less applicable tax and other withholdings) to be issued to you in three equal annual increments beginning on the first anniversary of the date of the grant. This award is subject to all provisions of the applicable Long Term Incentive Plan and Deferred Stock Unit Agreement except that all units awarded will fully vest in the event of (i) a company-initiated termination from employment for reasons other than for cause or (ii) your decision to terminate your employment for good reason during the three-year vesting period. On an ongoing basis, you will be eligible to participate in Boston Scientific’s annual Long-Term Incentive Program to the extent that it is offered and you meet the eligibility criteria, including but not limited to, an expected level of performance consistent with your position and level of responsibility at Boston Scientific.

BENEFITS
Enclosed is descriptive literature regarding Boston Scientific's current benefit programs. You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment. Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.

Executive Retirement Plan: As a member of the Executive Committee, if you “Retire” from Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain benefits provided in that Plan, including a lump sum payment equal to 2.5 months of base salary times your years of service, subject to a maximum benefit of 36 months. A copy of Boston Scientific’s Executive Retirement Plan is attached for your information.

Boston Scientific Retention and Indemnification Agreements: Boston Scientific also provides retention and indemnification agreements to its key executives. In general, the retention agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific. Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one’s responsibilities as an executive officer of Boston Scientific. A form of each agreement is attached for your information.

INTERACTIONS WITH OTHER COMPANIES
With respect to the companies listed on Attachment A to this letter, subject to the approval of the Audit Committee of our Board of Directors to waive conflicts of interest, Boston Scientific agrees that during your employment by Boston Scientific, you may continue your present association with and/or investment in these companies, provided that you agree to recuse yourself from all involvement in any type of activity, including without limitation discussions, correspondence, review of documents, deliberations, recommendations, decision-making and access to information (collectively the “Carve-out Activity”) to the extent that the Carve-out Activity relates to or is competitive with Boston Scientific, either directly or indirectly.

With respect to any companies not listed on Attachment A and with which you would like to enter a future association or in which you would like to invest, you agree that during your employment by Boston Scientific, Boston Scientific retains the right to preapprove or reject your relationship with these companies, subject to the Carve-out Activities in all cases, based on Boston Scientific’s usual conflicts of interest standards (as described in the enclosed Code of Conduct) and subject to the agreement of Paul LaViolette, who will also use your then-current workload as a primary criterion.

For a two-year post-termination of employment period, you will not involve yourself in any of the Carve-Out Activities with respect to the companies listed on Attachment A to this letter without Boston Scientific’s prior approval, which approval will not be unreasonably withheld.

AUTHORIZATION TO WORK
Please note that this offer of employment is contingent upon your ability to provide, on your first day of employment, a completed I-9 form and acceptable original documents that will establish your identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986, a federal law. Please see the enclosed document "Orientation for New Hires" for a list of acceptable identification documents. It is Boston Scientific's practice to require that these original identification documents be presented on the first day of employment, so please remember to bring them.

EMPLOYMENT AT WILL
Upon acceptance of this offer and your active start of employment, you will become an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.

ACCEPTANCE
This offer letter is contingent upon the following:
•	Successful completion of reference and background checks, as applicable;
•	An acceptance date no later than May 31, 2006;
•	A start date to be mutually agreed upon, but no later than July 5, 2006; and
•
Your immediate return of all completed, signed paperwork listed on the enclosed New Employee Checklist, including but not limited to the Employee Agreement, so that Boston Scientific receives it four (4) business days before your start date.

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Please indicate your acceptance of this offer of employment and agreement with the terms described in the enclosed documents by completing, signing and returning all enclosed paperwork at least four (4) business days before your start date. The Code of Conduct, Benefits Literature and policy documents should be retained by you for your records.

Don, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer.

Sincerely,

Paul LaViolette	Lucia Luce Quinn
Chief Operating Officer	Executive Vice President,
Human Resources

Agreed to and Accepted by____________________________________ Date:_____________

Enclosures:
Employee Agreement
Benefits Literature
Code of Conduct
New Employee Checklist/Forms/Equal Employment Policy Statement
Policy Against Harassment
Orientation for New Hires
Performance Incentive Plan
Executive Allowance Plan
Executive Retirement Plan
Retention Agreement
Indemnification Agreement
Attachment A